Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Second Quarter and
Year-to-Date Earnings

Q2-22 Highlights

■	Generated record net income of $18.4 million, or $23.58 per share; up 15.3% from $20.45 per share in the 2nd quarter of 2021;

■	Achieved return on average assets of 1.38% and return on average equity of 15.94%;

■	Net interest margin increased 14bps in the second quarter when compared to Q1 2022;

■	Total assets grew $402 million, or 8.17%, year-over-year to $5.3 billion;

■	Total deposits increased $357 million, or 8.1%, year-over-year to $4.8 billion;

■	Loans held for investment grew $378 million, or 12.5%, year-over-year to $3.2 billion, excluding $161 million in forgiven SBA PPP loans;

■	Cash and liquid investment securities increased $159 million, or 9.43%, to $1.8 billion due primarily to strong growth in total core deposits;

■	Efficiency ratio improved to 47.8% for the second quarter.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record net income of $18.4 million, or $23.58 per diluted common share for the second quarter of 2022 compared with $16.2 million, or $20.45 per diluted common share, for the second quarter of 2021.  Annualized return on average assets was 1.38% and return on average equity was 15.94% for the second quarter of 2022 compared with 1.34% and 14.91% for the same period a year earlier.  The expense efficiency ratio for the second quarter was 47.75% compared with 61.97% for the same period the prior year.

For the first half of 2022 the Company reported record net income of $35.5 million, or $45.28 per diluted common share compared with $32.86 million, or $41.62 per diluted common share, for the same period in 2021.  Annualized return on average assets was 1.33% and return on average equity was 15.30% for the first half of 2022 compared with 1.39% and 15.23% for the same period a year earlier.

Net income over the trailing twelve months was $69.0 million compared with $63.2 million for the same trailing periods a year earlier.  Earnings per share over the trailing twelve months totaled $87.66, up 9.8% compared with $79.82 for the same trailing period a year ago.

Net interest income for the quarter ended June 30, 2022 was $44.7 million, an increase of $4.7 million, or 11.7%, when compared with $40.0 million in the same quarter in 2021. The Company’s net interest margin increased slightly to 3.53% in the second quarter of 2022 compared with 3.52% in the second quarter of 2021. Importantly, as market interest rates have increased, the Company’s net interest margin improved by 14bps in the second quarter of 2022, when compared to 3.39% in the first quarter of 2022.  Additional increases in market interest rates in the months ahead should continue to benefit the Company’s net interest margin.

During the quarter the Company declared a dividend of $7.85 per share or $6.1 million, an increase over the $7.50 per share paid in the same period of 2021.  The Company has now paid a dividend for 87 consecutive years and has increased the dividend for 57 consecutive years. Farmers & Merchants Bancorp remains one of the only 44 publicly traded companies designated as a Dividend King by Sure Dividend.

Total assets at quarter-end were $5.3 billion, up 8.2% from the second quarter of 2021. Total loans and leases outstanding exceeded $3.2 billion, an increase of 7.14% from June 30, 2021. Excluding SBA PPP loans, total loans and leases grew $378 million, or 12.5%, since the end of second quarter of 2021. Importantly, the Company has been successful in fully replacing forgiven SBA PPP loans with new, higher yielding loans. Total deposits grew $357 million, or 8.1% to $4.8 billion at June 30, 2022 compared with the same period a year ago.  At quarter-end, total checking deposits represented 59% of total deposits compared to 60% at June 30, 2021.

The Company’s and Bank’s regulatory capital ratios remain strong.  At June 30, 2022, the Company’s total risk-based capital ratio was 13.05% and the tier 1 leverage capital ratio was 8.94%.  At June 30, 2022, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well capitalized”.  During the second quarter, the Company repurchased 7,956 shares, or approximately 1% of outstanding shares and 38% of the board approved share repurchase plan.  Tangible book value per share increased to $575.23 at June 30, 2022, up 7.26% compared with $536.28 a year ago.

Non-performing loans and leases were $3.0 million at June 30, 2022 with a negligible delinquency ratio of 0.10%. During the 2nd quarter of 2022 the Company recorded a provision for credit losses of $1.5 million.  The Company’s allowance for credit losses - loans was $62.1 million, or 1.91% of total loans and leases. On January 1, 2022, the Company adopted the Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”).   In adopting CECL Management determined that the Weighted Average Remaining Maturity (“WARM”) method was most appropriate given the Company’s current size and complexity.   The implementation of the WARM method did not result in any material change in the calculation of the Company’s December 31, 2021 Allowance for Credit Losses, therefore, no adjustment to Shareholders’ Equity was made as of January 1, 2022.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record second quarter net income of $18.4 million in 2022. We have been able to more than replace the over $487 million in SBA PPP loan payoffs since the inception of the program.  We are focused on improving our net interest margins as we experience higher overall interest rates in the economy.  We have been booking loans and purchasing amortizing investment securities with shorter durations to maintain our asset-sensitivity given the current interest rate forecasts.  We are well-positioned to continue to achieve strong growth both in our established markets in the mid-Central Valley and newer markets in the east-bay area of San Francisco.”

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.3 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 12th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Alameda, Napa and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their most recent CRA evaluation.

F&M Bank has recently been named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of the agribusiness workforce.  F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 106 years ago.

Farmers & Merchants Bancorp has paid dividends for 87 consecutive years and has increased dividends for 57 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 44 publicly traded companies referred to as “Dividend Kings”. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 30 consecutive years, longer than any other commercial bank in the State of California.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.